Exhibit 5.1
August 22, 2007
Beijing Med-Pharm Corporation
600 W. Germantown Pike, Suite 400
Plymouth Meeting, Pennsylvania 19462

Re:	Registration Statement on Form S-3 (File No. 333-143789)
Ladies and Gentlemen:
We have acted as counsel to Beijing Med-Pharm Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of 3,470,557 units, consisting of one share of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Unit Shares”) and warrants (the “Warrants”) initially to purchase two-tenths of a share of Common Stock (the “Warrant Shares”), and an additional 60,896 shares of Common Stock (the “Other Shares” and together with the Unit Shares, the “Shares”) pursuant to the referenced Registration Statement (the “Registration Statement”) and the Prospectus Supplement dated August 22, 2007 (the “Prospectus Supplement”) each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).
In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares and Warrant Shares are duly authorized and the Shares are, and the Warrant Shares if and when issued pursuant to the exercise of the Warrants in accordance with their terms will be, validly issued, fully paid and non-assessable. The Warrants constitute valid and legally binding obligations of the Company, and are valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to the qualification that the enforceability of obligations of the Company thereunder may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity.
The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP